[LETTERHEAD OF KEEFE, BRUYETTE & WOODS, INC.]



                    CONSENT OF KEEFE, BRUYETTE & WOODS, INC.



We hereby consent to the inclusion of our opinion letter to the Board of Directors of Cohoes Bancorp, Inc. ("Cohoes") , to be dated the date of the Joint Proxy Statement/Prospectus which forms a part of the Registration on Form S-4 relating to the proposed merger of Cohoes with Hudson River Bancorp, Inc., as Appendix C to the Joint Proxy Statement/Prospectus, and to the references to such opinion in such Joint Proxy Statement/Prospectus under the captions "SUMMARY -- Opinions of Financial Advisors," and "THE MERGER -- Background of the Merger," "-- Cohoes' Reasons for the Merger," and "--Opinion of Cohoes' Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are expects with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                  KEEFE, BRUYETTE & WOODS, INC.



                                  By:  /s/ Keefe, Bruyette & Woods, Inc.



Dublin, Ohio

June 23, 2000